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Exhibit 10.37

Confidential Treatment has been requested for portions of this exhibit. The Copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

MANUFACTURING AND LICENSE AGREEMENT

    This MANUFACTURING AND LICENSE AGREEMENT (this "Agreement") is made and entered into as of this 10th day of March, 2000 (the "Effective Date"), by and between OSTEX INTERNATIONAL, INC., a Washington corporation having its principal place of business at 2203 Airport Way South, Suite 400, Seattle, Washington 98134 ("Ostex"), and METRIKA, INC., a California corporation having its principal place of business at 510 Oakmead Parkway, Sunnyvale, California 94086 ("Metrika").

RECITALS

    A.  Ostex and Metrika have entered into that certain Development and Distribution Agreement dated June 8, 1998, as amended by Amendment No. 1 dated September 27, 1999 (as so amended the "Development and Distribution Agreement"), pursuant to which Metrika agreed to develop, manufacture and sell to Ostex the NTx/DRx Device (as defined below).

    B.  Ostex and Metrika wish to transfer, subject to the terms of this Agreement, to Ostex responsibility for the manufacturing of the NTx/DRx Device, and Metrika is willing to license certain additional proprietary rights to Ostex.

    C.  Ostex and Metrika wish to set forth in this Agreement their respective understandings with respect to the transfer of such manufacturing function, the subsequent marketing and sale of the NTx/DRx Device, and the licensing of certain additional proprietary rights from Metrika to Ostex.

AGREEMENT

    In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I—DEFINITIONS

    Capitalized terms used in this Agreement not separately defined herein shall have the meanings assigned to those terms in Exhibit A, and such meaning shall be applied equally to both the singularly and plural forms of the terms defined and to the feminine, masculine, or neuter, as the case may be, unless the context otherwise requires.

ARTICLE II—PHASE I

2.1  Manufacturing by Metrika

  2.1.1  Manufacturing

    Subject to the terms and conditions of this Agreement, Metrika shall manufacture and sell exclusively to Ostex, and Ostex shall purchase from Metrika, during the Phase I of this Agreement, such quantities of the NTx/DRx Device as Ostex may, from time to time, order from Metrika. Metrika shall manufacture the NTx/DRx Device at its manufacturing facility located at 510 Oakmead Parkway, Sunnyvale, California (the "Manufacturing Facility"), shall use exclusively its full-time employees to manufacture the NTx/DRx Device (except temporary employees hired, on occasion, by Metrika to assemble the NTx/ DRx Device who will work under the direct supervision of full-time properly qualified Metrika employees), and shall be responsible for purchasing and procuring all parts necessary to manufacture the NTx/DRx Device.

  2.1.2  Product Specifications; Quality Control Procedures

    Metrika shall manufacture and produce all quantities of the NTx/DRx Device delivered under this Agreement in accordance with the Specifications set forth in Exhibit B. Metrika, in manufacturing the NTx/DRx Device, shall adhere to and comply with QSR.

  2.1.3  Final Release Specifications and Testing Criteria

    Before releasing for shipment the NTx/DRx Device to Ostex or customers designated by Ostex, Metrika shall ensure that the products to be released are in compliance with the final release specifications and testing criteria set forth in Exhibit C.

  2.1.4  Product Warranty; Quality Control

    Metrika warrants to Ostex that all NTx/DRx Devices manufactured by Metrika for Ostex hereunder shall (i) comply with the Specifications when used in accordance with applicable Metrika instructions, as may be modified by mutual agreement of the parties, (ii) be free from defects in material and workmanship, and (iii) comply with all applicable laws, rules and regulations related to the manufacture and distribution of such product (to the extent applicable to a manufacturer). Without limiting the generality of the foregoing, Metrika warrants that all NTx/DRx Devices manufactured and supplied for the United States market under this Agreement shall be manufactured, tested, documented, packaged, and transported in compliance with QSR and that all NTx/DRx Devices manufactured and supplied under this Agreement, regardless of intended market, shall be manufactured, tested, documented, packaged and transported in compliance with appropriate quality assurance requirements agreed to by the parties. Ostex or its designee shall have the right to audit and inspect Metrika facilities, books, and records, during normal business hours and upon reasonable notice to Metrika, but only to the extent reasonably necessary to confirm such compliance, and only in good faith. Metrika further represents that it is working toward compliance with the quality standards established by ISO 9001 and warrants that it will comply with such standards when legally required to do so. In the event that Ostex demonstrates that any NTx/DRx Device supplied pursuant to this Agreement fails to meet these specifications and warranties during the Shelf-Life of such NTx/DRx Device, Metrika shall, as Ostex's sole remedy for such failure, immediately replace said product (demonstrated by Ostex as non-conforming, in accordance with reasonable procedures), with product which conforms to the above specifications and warranties. These warranties shall not apply to any item that is subjected to abuse, stress, or misuse, or used in any manner inconsistent with applicable Metrika instructions.

2.2  Product Supply

    Subject to the terms and conditions of this Agreement, during Phase I Metrika shall supply, and Ostex shall purchase from Metrika, all of Ostex's requirements for the NTx/DRx Device.

  2.2.1  Basic Requirements

    Metrika shall provide Ostex with ***** of the NTx/DRx Device, in quantities to be specified by Ostex and agreeable to Metrika, per each calendar month during Phase I.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  2.2.2  Forecast of Demand

    Prior to the execution of this Agreement, Ostex has delivered to Metrika a Rolling Forecast, by months, of the quantities of the NTx/DRx Device for which Ostex expects to submit purchase orders during the subsequent 12 months (the "Rolling Forecast"). Ostex shall, no later than 15 days prior to the beginning of each calendar month, commencing in April 2000, submit an updated Rolling Forecast covering the remaining term of Phase I. Ostex shall be obligated to submit purchase orders for the NTx/DRx Device in accordance with the quantities corresponding to the first three (3) months of each Rolling Forecast. The quantities forecasted for the remaining period of each Rolling Forecast shall be used by Metrika for planning purposes and shall not be binding on Ostex.

  2.2.3  Order and Acceptance

    All orders for the NTx/DRx Device shall be by means of signed written purchase orders by Ostex to Metrika, sent to Metrika at Metrika's address for notice hereunder specifying the required quantity and delivery address, and requesting a delivery date not less than thirty (30) days after Metrika's receipt of such purchase order. Orders may initially be placed by telephone or telecopy; provided, however, that a signed confirming purchase order is received in writing (which may include telecopy transmission) by Metrika. Notwithstanding anything herein to the contrary, no order shall be binding upon Metrika until accepted by Metrika in writing. Each party may cancel or reschedule purchase orders only with prior written approval of the other party. In the event of any conflict between this Agreement and the terms of any purchase order, this Agreement shall control.

  2.2.4  Delivery

    The NTx/DRx Device shall be delivered on the date specified in the purchase orders hereunder. Metrika agrees to deliver the NTx/DRx Device no later than one (1) month after its date of manufacture. All the NTx/DRx Devices delivered pursuant to the terms of this Agreement shall be delivered pre-labeled and packaged in a product box with a dropper and package insert. Metrika shall provide the NTx/DRx Device, foil pouched and labeled as specified by Ostex, and one dropper sealed in each pouch. Ostex shall provide the printed text and artwork for the product box, package insert and all other labels ("Packaging Materials") for Metrika's use in packaging the NTx/DRx Device as described hereunder. Metrika shall suitably pack the NTx/DRx Device for shipment by surface or air, at Ostex's discretion, in Metrika's standard shipping cartons. Metrika shall ship the NTx/DRx Device to Ostex or to such other party as Ostex may designate, using the carrier specified in the purchase order; provided, however, that if Ostex does not provide instructions with respect to the carrier to be used, Metrika shall select the carrier. The NTx/DRx Device shall be shipped F.O.B. Metrika's manufacturing facility in Sunnyvale, California. Ostex shall pay all freight and insurance. Title and risk of loss passes to Ostex when the product leaves Metrika's manufacturing facility. Ostex shall be solely responsible for the payment of all freight and insurance and other costs, expenses, fees, duties, imports and charges of whatever kind in nature arising from the shipment, delivery or importation of the NTx/DRx Device in the Territory. Ostex shall solely be responsible for taking all actions necessary to obtain clearance to import the NTx/DRx Device into and throughout the Territory and Ostex warrants that it will comply in all respects with any applicable export restrictions for the NTx/DRx Device. The parties will work together in the event of supply problems to ensure customers do not switch to alternative products.

2.3  Product Pricing

  2.3.1  Pricing Formula

    For all quantities of the NTx/DRx Device received and accepted by Ostex during each calendar quarter of Phase I, Ostex shall pay to Metrika an amount equal to the NTx/DRx COGS (i) plus ***** of the Net Profits, as defined in Exhibit A, or (ii) minus ***** of the Net Losses, as defined in Exhibit A, as the case may be. On a monthly basis, commencing in May 2000, Metrika shall, no later than the 15th day of each month, estimate the NTx/DRx COGS in the prior calendar month, and Ostex shall, no later than the 20th day of each month, estimate the Net Profits (Losses), as described in Section 2.3.2, of the NTx/ DRx Device in the prior calendar month. On or prior to the last day of such calendar month, Ostex shall pay to Metrika the estimated NTx/DRx COGS (i) plus ***** of the estimated Net Profits or (ii) minus ***** of the estimated Net Losses, as the case may be, which payment will be accompanied by a statement showing the computation of the estimate. Ostex may, however, credit against such monthly payments amounts advanced to Metrika under Section 2.3.3.

    On a quarterly basis, Metrika agrees to provide to Ostex, no later than fifteen (15) days following the end of the calendar quarter, a statement reconciling the actual NTx/DRx COGS for such calendar quarter against the estimates of NTx/DRx COGS used to make the monthly payments to Metrika. Upon receipt of the NTx/DRx COGS reconciliation, Ostex shall compute the Net Profits (Losses) realized upon Sales of the NTx/DRx Device for the prior calendar quarter, and shall no later than twenty (20) days following the end of the calendar quarter submit to Metrika a statement reconciling the actual Net Profits (Losses) for such calendar quarter against the estimates of Net Profits (Losses) used to make the monthly payments to Metrika.

    If in such reconciliation, the aggregate of the Net Profits (Losses) and NTx/DRx COGS over the estimates thereof, show an under payment to Metrika for such calendar quarter, Ostex shall, no later than ten (10) days after the reconciliation statement is submitted, pay to Metrika the additional amount owing. On the other hand, if in such reconciliation the aggregate of the Net Profits (Losses) and NTx/ DRx COGS over the estimates thereof show an over payment to Metrika for such calendar quarter, Ostex may either offset the overpayment made by Ostex against future payments due to Metrika or, in the event that no additional payments are due, may demand, and Metrika shall then pay, the amount of the overpayment no later than ten (10) days from demand for payment.

  2.3.2  Estimates of Net Profits (Losses)

    In computing the estimated monthly Net Profits (Losses), Ostex shall estimate Net Sales for such month by multiplying the number of accepted units received by Ostex during such month, less ***** of that number of units as a set-aside for control kits until such time as CLIA Waiver is obtained (the ***** offset to be inapplicable once CLIA Waiver is obtained), multiplied by a set unit price of ***** (which set unit price is subject to subsequent adjustment by Ostex based upon actual purchase orders received by Ostex). The estimated Net Profits (Losses) will be the excess (deficit) of the estimated Net Sales over the estimated NTx/DRx COGS. Estimated Net Sales will be adjusted to actual Net Sales on a quarterly basis.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  2.3.3  Ostex Advances

    Upon the execution of the MOU, Ostex agreed to advance, as and when needed, ***** of the amounts incurred by Metrika in purchasing from third-party vendors parts necessary for the production of the NTx/DRx Device. This commitment expires upon the execution of this Agreement, and does not apply as to any NTx/DRx Device orders made by Ostex after the date hereof. To the extent that Ostex has advanced funds to Metrika pursuant to that commitment, Ostex may offset the amount of such advances against any amounts subsequently payable to Metrika under this Section 2.3, until the entire amount of the Ostex advances have been repaid in full.

2.4  Critical Reagents for Manufacturing the NTx/DRx Device

    Ostex will supply to Metrika in a timely manner the Critical Reagents required to manufacture the NTx/DRx Device during Phase I. Such Critical Reagents will be credited as direct material costs under Section 2.3.1 as follows: the Osteomark Laboratory Test Kits will be credited at ***** each, and the other Critical Reagents will be credited at Ostex' Reagent COGS.

2.5  Product Distribution

    Subject to the terms of this Agreement, Ostex shall, upon the execution hereof, have the exclusive right (both as to third parties and Metrika) to market, promote, have marketed and promoted, sell, have sold, distribute and have distributed the NTx/DRx Device and all other Licensed DRx Devices. During the Term of this Agreement, Metrika shall not itself market or sell, or grant rights to third parties to market or sell, the NTx/DRx Device or any Licensed DRx Device.

2.6  Sharing of Additional Development and CLIA Waiver Costs

    Ostex and Metrika will share ***** the costs that may be incurred by the parties after the date hereof (i) to compensate third-parties, such as consultants, reference laboratories and legal counsel, to assist in procuring CLIA Waiver of the NTx/DRx Device, and (ii) for mutually agreed costs incurred by Metrika or Ostex for additional development of the NTx/DRx Device. The parties will make such funds available subject to the following conditions: (i) prior review and approval of a budget for the proposed expenses, which consent may be conditioned upon either party imposing a maximum limit upon its obligation to fund budgeted expenses; (ii) a written agreement between Ostex and Metrika as to the scope of the development efforts to be undertaken, or, in the case of a CLIA Waiver, the nature of the engagement of the third-party consultants and legal counsel; (iii) a written agreement between Ostex and Metrika as to the procedures to be followed to assess, on a periodic basis, progress in achieving the desired goals, and to ensure that the actual expenses are within the approved budget guidelines; and (iv) such reasonable procedures as either party may request to confirm the actual expenditures incurred in pursuing such jointly approved plans. Any amounts advanced by Ostex or Metrika pursuant to this Section 2.6 may be credited by the parties against payments due the other party under Section 2.3.

2.7  Expiration of Phase I

    Ostex hereby covenants and agrees to use its best efforts to manufacture the first lot of NTx/DRx Devices in accordance with the Specifications on or prior to *****. Accordingly, the parties have established ***** as the outside date for expiration of Phase I of this Agreement. If, however, Ostex is not ready to commence production of the NTx/DRx Device by such date, the parties will conduct good faith discussions to reasonably resolve the situation. Ostex shall keep Metrika reasonably advised as to its progress in setting up its manufacturing facility, so that the parties can reasonably anticipate whether manufacturing functions can be commenced prior to the targeted date.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE III—PHASE II

3.1  Manufacturing by Ostex

    After expiration of Phase I, Ostex shall have no further obligation to purchase the NTx/DRx Device from Metrika, but shall have the right to manufacture, or caused to be manufactured for it, the NTx/ DRx Device as well as other Licensed DRx Devices. Third party manufacturers must be under confidentiality agreements reasonably approved by Metrika.

3.2  Exclusive Supply Arrangement with Metrika

    Subject to the terms and conditions of this Section 3.2, Ostex grants to Metrika the right to be the exclusive supplier of the Plastic Parts and Electronic Parts to be used by Ostex in manufacturing the NTx/DRx Device (and other Licensed DRx Devices) after expiration of Phase I, and Metrika accepts such responsibility. Metrika shall take the lead in negotiating for the purchase and supply of such Plastic Parts and Electronic Parts from third-party vendors, and at all times during Phase I and Phase II of this Agreement Metrika shall keep Ostex fully informed and advised during all phases of such negotiations.

  3.2.1  Forecast of Demand

    Within sixty (60) days of the start of each calendar quarter, Ostex or its designated manufacturer(s) shall deliver to Metrika a "rolling" forecast of quantities of Plastic Parts and Electronic Parts to be purchased by Ostex and its designated manufacturer(s) and supplied by Metrika during specified months of the following quarter and each of the subsequent three quarters (the "Rolling Forecast"). Each Rolling Forecast shall be considered a purchase order with respect to the forecasted demand for Plastic Parts and Electronic Parts by month over the first three (3) months thereof. The forecasted demand for the remaining three quarters of each Rolling Forecast shall be used by Metrika for planning purposes, but shall not be binding on Ostex and its designated manufacturer(s).

  3.2.2  Parts Pricing

    Metrika shall sell the Plastic Parts and Electronic Parts to Ostex at Metrika's direct cost in purchasing such parts (without mark-up) plus Metrika's direct labor costs for receiving, quality control and inspecting such parts. Invoices sent to Ostex for such materials will itemize, in reasonable detail, the component costs, and Ostex shall have the right to audit such costs as provided in Section 3.2.5. Ostex's right to continue purchasing parts at Metrika's cost (as defined in the preceding sentence) shall continue, as long as Ostex has on a pro-rata basis contributed to any non-recurring engineering or capital equipment costs necessary to produce such materials and attain such costs. In the event that Ostex contributes to a non-recurring engineering or capital equipment cost, and Metrika does not, Metrika shall pay Ostex, upon demand, the difference in costs for such materials that Metrika uses.

  3.2.3  Failure to Supply

    If, due to a fault of Metrika, Metrika cannot or refuses to supply Ostex with the Plastic Parts and/or Electronic Parts ordered pursuant to Section 3.2, for any reason including supply, cost or quality, Ostex may thereafter order such Plastic Parts and/or Electronic Parts directly from Metrika's third-party suppliers or from other third-party suppliers as Ostex may choose. Metrika will make available the appropriate know-how for Ostex to perform incoming raw material inspection for purchasing such Plastic Parts and/or Electronic Parts directly.

    In addition to the rights in the preceding paragraph, if Metrika's third-party suppliers are unable to supply Plastic Parts and/or Electronic Parts in sufficient quantity, at a competitive cost, or at the desired quality, Ostex and Metrika at Ostex's request shall work together to identify an alternate source(s) of supply.

  3.2.4  Payment

    Payment for each shipment of Plastic Parts and Electronic Parts accepted by Ostex or its designated manufacturer(s), shall be made within 30 days of the date of invoice, it being agreed that such invoice shall not be dated prior to the shipment of the parts to which such invoice relates.

  3.2.5  Records; Audit

    During the term of this Agreement and for a period of one (1) year thereafter, Metrika shall maintain full, complete and accurate books of account concerning its costs in supplying the Plastic Parts and Electronic Parts. Upon not less than ten (10) business days' advance written notice to Metrika by Ostex and not more frequently than once in any twelve (12) month period, Metrika will provide access to such records during Metrika's normal business hours to an independent accounting firm to which Metrika has no reasonable objection, furnished at Ostex's expense, in order to verify the accuracy of Metrika's computations in computing amounts owed to Metrika under this Section 3. The information contained in such records is confidential and proprietary to Metrika. Ostex will maintain the confidentiality of such information and will contractually obligate its accountants to not disclose such information to any third party without Metrika's prior consent and to not use such information for any purpose other than verification of the amounts payable under this Section 3. Ostex or Metrika, as appropriate, will promptly pay to the other party any underpayment or overpayment, as applicable, of the amounts due under this Section 3.

3.3  Metrika Engineering Support

    During the first year of Phase II, Metrika shall, upon Ostex's request, provide engineering service support to Ostex at Metrika's cost. Metrika shall, however, not be required to provide such support in excess of ***** hours per month during such 12-month period, unless Metrika consents thereto.

3.4  Product Warranty; Quality Control

    Ostex warrants to Metrika that all NTx/DRx Devices manufactured by Ostex hereunder shall (i) comply with the Specifications when used in accordance with applicable Ostex instructions, as may be modified by Ostex, (ii) be free from defects in material and workmanship, and (iii) comply with all applicable laws, rules and regulations related to the manufacture and distribution of such product (to the extent applicable to a manufacturer). Without limiting the generality of the foregoing, Ostex warrants that all NTx/ DRx Devices manufactured and supplied for the United States market under this Agreement shall be manufactured, tested, documented, packaged, and transported in compliance with QSR and that all NTx/DRx Devices manufactured and supplied under this Agreement, regardless of intended market, shall be manufactured, tested, documented, packaged and transported in compliance with appropriate quality assurance requirements agreed to by the parties. Metrika or its designee shall have the right to audit and inspect Ostex facilities, books, and records, during normal business hours and upon reasonable notice to Ostex, but only to the extent reasonably necessary to confirm such compliance, and only in good faith. Ostex further represents that it is working toward compliance with the quality standards established by ISO 9001 and warrants that it will comply with such standards when legally required to do so. These warranties shall not apply to any item that is subjected to abuse, stress, or misuse, or used in any manner inconsistent with applicable Ostex instructions.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV—TECHNOLOGY TRANSFERS AND LICENSES

4.1  Metrika License to Ostex

    Metrika hereby grants to Ostex, from the Effective Date until the expiration of all Metrika Patent Rights, an exclusive, royalty bearing, license under the Metrika Patent Rights and Metrika Know-How to manufacture and sell, and to have manufactured and sold, the NTx/DRx Device and the other Licensed DRx Devices in the Territory within the Field of Use. This license is non-revocable except upon the earlier termination of this Agreement by Metrika under Section 10.2(b). Ostex may transfer its rights under this license only in connection with any Ostex Sale. In addition, Ostex may disclose Metrika Know-How and Confidential Information in its possession to third parties, such as third-party contract manufacturers, investment consultants, legal counsel, public accountants and others, provided that the party to whom such disclosure is made is subject to an appropriate confidentiality agreement designed to protect the confidential nature of such information, provided that Ostex shall have primary liability with respect to any breach of the confidentiality obligations by such third parties.

4.2  Ostex License to Metrika

    Ostex hereby grants to Metrika, during Phase I of this Agreement, a nonexclusive license under the Ostex Patent Rights and Ostex Know-How to develop and manufacture the NTx/DRx Device under this Agreement. This license may not be sublicensed or transferred by Metrika to any third party.

4.3  Transfer of Metrika Know-How during Phase I

    From the Effective Date through the expiration of Phase I, Metrika shall afford to Ostex's employees, agents, and authorized representatives reasonable access, upon request, to Metrika's Manufacturing Facility, properties, files, books, and records in order to permit Ostex to obtain such information regarding the Metrika Know-How, as Ostex may reasonably need, to understand and to be able to duplicate the manufacture, production and packaging of the NTx/DRx Device. This right of access will also include Ostex's right to make inquiries of key employees of Metrika and to duplicate and to retain copies of all manufacturing documents and know-how relating to the manufacture of the NTx/DRx Device. In exercising these rights, Ostex shall give Metrika reasonable advance notice of its desire to inspect Metrika's plants, properties, files, books, and records, or to have made available Metrika's key employees, to discuss and make information available with respect to the manufacturing of the NTx/ DRx Device. Ostex shall be entitled to use without restriction (excluding, however, improvements that Metrika is not allowed to share with Ostex due to contractual obligations) Metrika Know-How developed or used by Metrika in manufacturing the NTx/DRx Device and other DRx Devices.

4.4  Sharing of Know-How during Phase II

    Upon commencement of Phase II, and every six months thereafter until the expiration of the Term, Ostex and Metrika shall each have the obligation to share with the other all improvements made by that party to the development and manufacturing of the DRx Device (collectively, the "Improvements"). A similar disclosure obligation will exist upon the occurrence of an Event of Bankruptcy or a Change of Control as to either of the parties. Each party's disclosure obligation will, however, exclude Improvements that such party is not allowed to share because of contractual obligations with unaffiliated third parties, each party, however, covenanting to take reasonable steps to avoid entering into such contractual obligations.

    In discharging this obligation to share information, each party shall: (i) make available to the other party all data in its possession, whether such data is stored in written, computer readable form or otherwise, regarding its methods, information, procedures, processes or otherwise related to the Improvements; (ii) allow representatives of the other party, upon reasonable notice, to inspect, and as necessary, duplicate the other's data relating to the Improvements; (iii) allow the other's representatives to inspect and view the other's manufacturing facility, and its implementation of the Improvements, and to confer with appropriate executive officers, employees and technical consultants regarding the Improvements. Incidental costs incurred in connection with such sharing of information shall be borne by the party to whom such information is given.

    Either party may use the Improvements within the scope of this Agreement, subject to an obligation to take reasonable steps to preserve the confidential nature of the disclosed information.

4.5  Royalty Payments on NTx/DRx Device during Phase II

    As consideration for Metrika's significant efforts to develop the NTx/DRx Device, and the transfer of manufacturing rights to Ostex under this Agreement, subject to the limitations in Section 4.7, Ostex shall pay the following royalties to Metrika during Phase II:

    (a) a ***** royalty on the Net Sales of the NTx/DRx Device by Ostex provided that the Plastic Parts and Electronic Parts for such NTx/DRx Devices are provided by Metrika or its third party manufacturers and are sold to Ostex at a total price equal to or less than ***** per device; and

    (b) an additional ***** royalty on the Net Sales of all NTx/DRx Devices sold by Ostex on or after *****.

    The royalties payable under this Section 4.5 shall be paid at the times and in the manner provided in Section 4.8.

4.6  Royalty Payments on Non-NTx Licensed DRx Devices

    If, at any time during Phase II, Ostex manufactures and sells any other (i.e., non-NTx) Licensed DRx Device, subject to the limitations in Section 4.7, Ostex shall pay to Metrika a total royalty payment of ***** of the Net Sales of such Licensed DRx Devices received by Ostex. Such royalty payments shall be made at the times and in the manner provided for in Section 4.8.

4.7  Conditions to Royalty Payments

    Ostex's obligation to make the royalty payments due to Metrika under Section 4.5 and Section 4.6 is subject to the following limitations:

    (a) Ostex shall have no obligation to make royalty payments on the sale of any NTx/DRx Device or Licensed DRx Device, as the case may be, after the expiration of Metrika's U.S. patents covering such products sold by Ostex.

    (b) Ostex's obligation to pay royalties on sales of the NTx/DRx Device and Licensed DRx Devices in any country in the world shall continue through the duration of Metrika's U.S. patents covering such products, as long as there is no Competing Product marketed in such country.

    (c) If Ostex must pay a royalty to any third-party patentee alleging patent infringement based upon the manufacture and sale of the DRx Device per se (so long as such device has not been substantially altered from the DRx Device transferred to Ostex, and such alteration is directly related to such patent infringement), but not based on the NTx or other Connective Tissue Marker measured by such device, Ostex can offset against the royalties otherwise payable to Metrika hereunder ***** of the royalties that Ostex must pay to such third-party patentee.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    If at any time Ostex becomes aware of a third-party patentee alleging patent infringement, which is or might give rise to a right of offset under this Section 4.7(c), Ostex shall promptly give notice to Metrika of such actual or threatened claim, and Metrika shall take the lead in defending its position or negotiating a license from such third-party patentee. Metrika shall keep Ostex fully informed of the progress of such negotiations.

4.8  Timing of Royalty Payments

    Royalties will be computed on a calendar-quarter basis (i.e., January through March, April through June, July through September, and October through December) based upon the Net Sales received by Ostex during such quarter. Within thirty (30) days after the end of any calendar quarter during the term of this Agreement, Ostex will deliver to Metrika a statement specifying the Net Sales received by Ostex during such quarter and the royalties payable to Metrika, along with payment of such royalties.

4.9  Records; Audit

    During the term of this Agreement and for a period of one (1) year thereafter, Ostex shall maintain full, complete and accurate books of account concerning Net Sales. Upon not less than ten (10) business days' advance written notice to Ostex by Metrika and not more frequently than once in any twelve (12) month period, Ostex will provide access to such records during Ostex's normal business hours to an independent accounting firm to which Ostex has no reasonable objection, furnished at Metrika's expense, in order to verify the accuracy of Ostex's royalty computation, however, if audit reveals under payment of royalties due Metrika in excess of 5%, Ostex pays for audit. The information contained in such records is confidential and proprietary to Ostex. Metrika will maintain the confidentiality of such information and will contractually obligate its accountants to not disclose such information to any third party without Ostex's prior written consent and to not use such information for any purpose other than verification of the royalties due. Ostex or Metrika, as appropriate, will promptly pay to the other party any underpayment or overpayment, as applicable, of royalties made to Metrika under this Agreement.

4.10  Full Compensation

    Payment of the amount specified in this Article IV will constitute full compensation to Metrika for the license rights granted to Ostex under this Agreement.

ARTICLE V—GENERAL PROVISIONS

5.1  Representations to Customers

    Ostex shall not incur any liability on behalf of Metrika, nor describe or hold itself out as an employee or representative of Metrika. During Phase I, Ostex will not make any claims, warranties or representations with respect to the NTx/DRx Device except as previously approved in writing by Metrika.

    Metrika shall not incur any liability on behalf of Ostex, nor describe or hold itself out as an employee or representative of Ostex, nor make any claims, warranties or representations with respect to the NTx/ DRx Device and Licensed DRx Devices except as previously approved in writing by Ostex.

5.2  Serious Injury

    Each party shall, within twenty-four hours, advise the other by telephone, (with follow-up hard copy, receipt confirmed) of any adverse effect or malfunction related to the NTx/DRx Device and Licensed DRx Devices or the Critical Reagents of which the notifying party gains knowledge during the Term of this Agreement that may have caused or contributed to, or should it reoccur is likely to cause or contribute to, serious injury, illness, or death. The notifying party shall include in the notification the name, address, and telephone number of the person or entity purchasing the product in question, the name, address, and telephone of the patient (if different), and the lot or serial number of the NTx/DRx Device, Licensed DRx Device, or Critical Reagent involved in the incident, as appropriate.

5.3  Product Recall

    During Phase I, if either party believes that a recall of the NTx/DRx Device is necessary or appropriate, it will promptly notify the other, and the parties will (unless such recall is required by law) discuss whether such recall is necessary or appropriate, and shall discuss the manner in which any agreed or required recall shall be conducted. If a recall is not required by law and the parties cannot agree whether the recall is necessary or appropriate, either party may elect to conduct the recall in question. The parties shall cooperate with each other in conducting any such recall. All out of pocket costs of a required or agreed recall shall be shared equally by the parties, unless and to the extent that such recall is the result of a breach of the warranties hereunder by one party, in which case such costs shall be borne by the breaching party. All costs of a recall to which the parties have not agreed shall be borne by the party that elects to conduct the recall, provided that if a court of competent jurisdiction determines that said recall was caused by (i) the fact that any Critical Reagents are in violation of applicable law or the terms of this Agreement, or any error, defect or misrepresentation in the Packaging Material, then the costs and expenses of such recall as well as any reasonable attorneys' fees related to such determination shall be borne by Ostex, or (ii) the fact that the NTx/DRx Device as manufactured by Metrika is in violation of applicable law or the terms of this Agreement other than for reasons set forth in (i) above, then the costs and expenses of such recall as well as any reasonable attorneys' fees related to such determination shall be borne by Metrika. Each party shall maintain complete and accurate records of all products manufactured or sold by it for such periods as required by law. Nothing in this Section 5.3. shall be construed to modify or limit any legal obligation of either party with respect to any recall.

5.4  Corrective Action

    If any government agency with jurisdiction shall request or order any corrective action with respect to the NTx/DRx Device, the Licensed DRx Devices, or the Critical Reagents, including but not limited to any recall, customer notice, restriction, change, market action, or modification of the product in question, and the cause or basis for such corrective action is primarily attributable to a condition, fact, or action that constitutes a breach by a party of any of its warranties, representations or covenants contained herein, then such party shall be liable for and shall reimburse the other party for all costs incurred as a result of such action, including replacement cost of any product affected thereby.

5.5  U.S. Foreign Corrupt Practices Act

    Each party shall indemnify, defend and hold the other party, its subsidiaries and Affiliates, and the directors, officers, employees and agents of any of them, harmless from and against all and any claims, proceedings, losses, fines, expenses (including without limitation reasonable attorneys fees and expenses) and penalties incurred by said party arising out of any Prohibited Practice committed by said party or any of its officers, directors, shareholders, employees, or agents.

    For purposes of this Section 5.5, the following shall be deemed a "Prohibited Practice"; the offer, payment, promise to pay, or authorization of the paying of any money, or the offer, giving, promise to give or authorization of the giving of anything of value to any officer or employee of any government or any department, agency or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality, or any political party or official thereof; or any candidate for political office, or any intermediary for any such persons or party, in each case for purposes of (a) influencing any act or decision of any such persons or party in their or its official capacity, or (b) inducing any such person or party to do or omit to do any act in violation of the lawful duty of such person or party, or (c) inducing any such person or party to use their or its influence with any government or instrumentality thereof to affect or influence any act or decision of any such government or instrumentality, in each case (a), (b) and (c) in order to assist the applicable party hereto in obtaining or retaining business for, or with, or directing business to, any person or entity in violation of the U.S. Foreign Corrupt Practices Act.

5.6  Governmental Compliance

    Each party shall obtain and maintain all required licenses, permits, certificates and authorizations needed to perform its obligations under this Agreement.

5.7  Marketing and Sale Expenses

    Ostex shall be responsible for all marketing and distribution expenses incurred in the sale and distribution of the NTx/DRx Device and Licensed DRx Devices sold by Ostex.

ARTICLE VI—PURCHASE OF CAPITAL EQUIPMENT

6.1  Capital Purchases

    If, during Phase I, Ostex and Metrika agree to purchase jointly manufacturing equipment to be used in the production of the NTx/DRx Device, such purchases shall be made in accordance with the terms of this Article VI. The capital equipment shall be jointly owned by Ostex and Metrika. Each party shall be obligated to pay their pro rata share of the equipment costs as set forth in Section 6.2, and shall have the rights to purchase the other party's pro-rata interest in the equipment as set forth in Section 6.3. No capital equipment shall be jointly purchased unless and until Ostex and Metrika agree in writing as to the parties' respective right to use the acquired capital equipment for their own business activities.

6.2  Capital Equipment Financing

    Ostex and Metrika shall equally share the initial up-front costs of acquiring mutually approved capital equipment. All subsequent periodic payments for such capital equipment, including but not limited to lease payments, financing charges, late fees, purchase option payments, etc., will be allocated, between Ostex and Metrika, based upon the respective use of the capital equipment by Ostex and Metrika (Ostex's use will, unless the parties otherwise agree, be based upon the cumulative parts that Ostex receives from the total actual output of such capital equipment). Monthly detailed records will be kept by the parties to measure the monthly usage of the capital equipment, and such monthly records will determine the parties' respective share of the costs attributable to that month. Any financing or leasing documents for such capital equipment shall specify that Ostex and Metrika are pro-rata owners of such capital equipment as set forth on an asset declaration.

6.3  Event of Bankruptcy

    If, at any time, either of the parties has an Event of Bankruptcy, the other party shall have the right to purchase that party's interest in the jointly-owned capital equipment by assuming the other party's obligation to make future payments with respect to such capital equipment and by agreeing to be bound by any supply obligations that the other party has to third parties relating to items produced by such capital equipment.

6.4  Effects of a Change in Control

    If, at any time after Ostex and Metrika have jointly purchased capital equipment under this Article VI, either Ostex or Metrika experiences a Change in Control, then: (i) the successor to the party that experiences the Change in Control must assume that party's obligations under the financing documents, and guarantee the other party continuing pro rata use of the capital equipment, or (ii) the other party can purchase the capital equipment at no more than the remaining financed cost.

6.5  Confidentiality

  6.5.1  Obligation Not to Disclose Confidential Information

    Recipient shall not at any time, and shall cause its permitted assigns and sublicensees to commit not to at any time for a period of seven (7) years following the termination of this Agreement, disclose or otherwise make known or available to any person, firm, corporation, or other entity other than Discloser any Confidential Information received from the Discloser without the express prior written consent of that Discloser. With respect to Confidential Information developed under this Agreement and which is not Confidential Information of one party only, neither party shall disclose or otherwise make such Confidential Information known or available to any person, firm, corporation, or other entity without the express prior written consent of the other party, not to be unreasonably withheld or delayed. Recipient shall utilize reasonable procedures to safeguard Confidential Information, including releasing Confidential Information only to those employees and legal representatives to whom disclosure is necessary or appropriate for the Recipient to undertake its responsibility pursuant to this Agreement. Notwithstanding the above, Recipient may disclose Confidential Information of Discloser to (i) its legal representatives, prospective investors (so long a such disclosure of Confidential Information is limited to the existence of this Agreement and its basic terms and conditions), permitted assigns and contract manufacturers under conditions as to assure the confidential treatment thereof by such persons, and (ii) as required by law or to comply with applicable governmental regulations or court orders.

  6.5.2  Recipient's Own Use of Confidential Information

    Recipient shall not make any use, directly or indirectly, of any Confidential Information of the Discloser except in the ordinary course of business pursuant to this Agreement or any other specific, written agreement entered into between Ostex and Metrika.

  6.5.3  Specific Performance

    The parties acknowledge that: (a) the covenants set forth in this Section 6.5 are essential to the activities contemplated by this Agreement; (b) but for the agreement of each party to comply with such covenants, neither party would have entered into such activities; (c) each party has consulted with or has had the opportunity to consult with counsel and has been advised in all respects concerning the reasonableness of such covenants as to time and scope; (d) Discloser may have no adequate remedy at law if Recipient violates or fails to perform under this Section 6.5; and (e) Discloser shall have the right, in addition to any other rights it may have, to seek from a court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Recipient's obligations under this Section 6.5 if Recipient fails to perform in accordance herewith.

ARTICLE VII—REPRESENTATIONS AND WARRANTIES OF OSTEX

     Ostex represents and warrants to Metrika as follows:

7.1  Organization and Authority

    As of the Effective Date of the Agreement, Ostex is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has all requisite corporate power and authority to carry on its business and perform its obligations hereunder, and is duly qualified to do business in any of those jurisdictions in the United States of America where failure to qualify could have a material adverse effect on its ability to perform its obligations hereunder. The execution and delivery of this Agreement by Ostex, and the performance of the obligations of Ostex contemplated hereby, have been duly and validly authorized by all necessary legal action on its part, and this Agreement is legal, valid and binding against

Ostex in accordance with its terms. Except as have been or will be obtained by Ostex, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental or regulatory authority of the United States is required in connection with the delivery, consummation and/or performance by Ostex of this Agreement.

7.2  No Default

    The execution, delivery and performance of this Agreement by Ostex does not and shall not conflict with, result in a breach of, or constitute a default under (with or without the giving of notice, or the passage of time, or both), any agreement or instrument to which Ostex is a party or by which it is bound.

7.3  Ostex's Disclaimer of Other Warranties

    Ostex disclaims all implied warranties, including without limitation any warranty of merchantability or fitness for a particular purpose.

    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OSTEX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VIII—REPRESENTATIONS AND WARRANTIES OF METRIKA

    Metrika represents and warrants to Ostex as follows.

8.1  Organization and Authority

    As of the Effective Date of the Agreement, Metrika is duly organized, validly existing and in good standing under the laws of California, and has all requisite power and authority to carry on its business and the performance of its obligations hereunder, and is duly qualified to do business in any of those jurisdictions where failure to qualify could have a material adverse effect on its ability to perform its obligations hereunder. The execution and delivery of this Agreement by Metrika, and the performance of the obligations contemplated hereby, have been duly and validly authorized by all necessary legal action on its part, and this Agreement is legal, valid and binding against Metrika in accordance with its terms. Except as have been or will be obtained by Metrika, no permit, consent, approval or authorization of; or declaration to or filing with, any person, party or governmental or regulatory authority having jurisdiction is required in connection with the delivery, consummation and/or performance of this Agreement.

8.2  No Default

    The execution, delivery and performance of this Agreement by Metrika does not and shall not conflict with, result in a breach of; or constitute a default under (with or without the giving of notice, or the passage of time, or both), any agreement or instrument to which Metrika is a party or by which it is bound.

8.3  Metrika's Disclaimer of Other Warranties

    Metrika disclaims all implied warranties, including without limitation any warranty of merchantability or fitness for a particular purpose.

    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, METRIKA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

ARTICLE IX—DEFENSE OF THIRD-PARTY CLAIMS

9.1  Metrika Defense of Third-Party Claims and Indemnity

    To the extent that any claim, suit, or other legal proceeding is threatened or commenced against Ostex that is founded on an allegation that the DRx Device platform or MODM Technology as incorporated into the NTx/DRx Device or Licensed DRx Devices, or Ostex' use of Metrika Know-How pursuant to this Agreement, infringes any trade secret, patent, or copyright belonging to a third party, Ostex will give Metrika prompt written notice of such legal proceeding and Metrika may elect to assume sole control of the defense to or settlement of such dispute. Ostex shall cooperate fully with Metrika in any defense, settlement or compromise made by Metrika. Ostex shall not enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining Metrika's prior written consent thereto. If Ostex has complied fully with the procedures set forth in this Section 9.1, Metrika will indemnify and hold Ostex harmless from and against any loss, cost, damage, or other expenses, including reasonable attorneys' fees, incurred by Ostex as a result of such claim, suit or legal proceeding.

    If a final injunction is obtained against Ostex's marketing and sale of the NTx/DRx Device or a Licensed DRx Device, or if in the opinion of Metrika the subject NTx/DRx Device or Licensed DRx Device is likely to become the subject of a successful claim of infringement, Metrika may, at its option and expense, (i) procure for Ostex the right to continue its performance under this Agreement (subject to the offset payment obligations provided in Section 4.7(c)), or (ii) modify the DRx Device platform or MODM Technology in the NTx/DRx Device or Licensed DRx Device so that they become non-infringing. This indemnification provision shall not apply and Metrika shall have no liability to the extent that the subject NTx/DRx Device or Licensed DRx Device has been altered as proscribed in Section 4.7(c), or if Ostex has any interest in the claim, suit or other legal proceeding, or any license to any right so asserted.

9.2  Ostex Defense of Third-Party Claims and Indemnity

    To the extent that any claim, suit, or other legal proceeding is threatened or commenced against Metrika that is founded on an allegation that the Critical Reagents in the NTx/DRx Device, or use of the NTx/DRx Device specifically to assay NTx in urine, infringes any trade secret, patent, or copyright belonging to a third party, Metrika will give Ostex prompt written notice of such legal proceeding and Ostex may elect to assume sole control of the defense to or settlement of such dispute. Metrika shall cooperate fully with Ostex in any defense, settlement or compromise made by Ostex. Metrika shall not enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining Ostex's prior written consent thereto. If Metrika has complied fully with the procedures set forth in this Section 9.2, Ostex will indemnify and hold Metrika harmless from and against any loss, cost, damage, or other expenses including reasonable attorneys' fees incurred by Metrika as a result of such claim, suit or legal proceeding.

    If a final injunction is obtained against Metrika's use of the Critical Reagents in the manufacture of the NTx/DRx Device, or if in the opinion of Ostex the Critical Reagents are likely to become the subject of a successful claim of infringement, Ostex may, at its option and expense, (i) procure for Metrika the right to continue using the Critical Reagents in accordance with terms of this Agreement, (ii) replace or modify the Critical Reagents so that it (they) becomes non-infringing, or (iii) if neither (i) or (ii) are reasonably available, accept return of the Critical Reagents held by Metrika in inventory, and terminate this Agreement without further obligation or liability. This indemnification provision shall not apply and Ostex shall have no liability to the extent that the Critical Reagents have been modified or tampered with in any way without the express written consent of Ostex, or if Metrika has any interest in the claim, suit or other legal proceeding, or any license to any right so asserted.

9.3  Shared Defense of Third-Party Claims

    With respect to any claim, suit or other legal proceeding threatened or commenced against Metrika or Ostex that is founded, in whole or in part, on an allegation that the NTx/DRx Device or Licensed DRx Device infringes any trade secret, patent or copyright belonging to a third party, which claim, suit or other legal proceeding is not covered by the provisions of Sections 9.1 or 9.2 above, the parties agree to share control of the defense or settlement of such claim and shall share equally all costs and liabilities resulting from such claim, suit or other legal proceeding.

9.4  Third-Party Infringement

    If, during the Term of this Agreement, either party becomes aware that one or more third parties are infringing or are threatening to infringe the Ostex Patent Rights or the Metrika Patent Rights, said party (the "Notifying Party") shall immediately provide to the other party all details in said party's knowledge or possession concerning the kind and character of the infringement and any other pertinent information that said party may have.

ARTICLE X—TERM AND TERMINATION

10.1  Term

    This Agreement shall commence upon the Effective Date and shall continue, unless terminated prior thereto under Section 10.2, until the expiration of all Metrika Patent Rights (the "Term").

10.2  Termination

    This Agreement may be terminated prior to the expiration of the period described in Section 10.1 upon the occurrence of any of the following events:

    (a) By the written election of Ostex, if Metrika shall fail to perform any of its material obligations under this Agreement within 60 days after written notice from Ostex of the need for such performance, or if Metrika shall be in breach of any of its material representations and warranties under this Agreement;

    (b) By written election of Metrika, if Ostex shall fail to perform any of its material obligations under this Agreement within 60 days after written notice from Metrika of the need for such performance, or if Ostex shall be in breach of any of its material representations and warranties under this Agreement;

    (c) By the written notice of either party hereto, if the other party has suffered an Event of Bankruptcy;

    (d) By the written notice of Ostex, which notice may be given at any time following the commencement of Phase II; provided, however, that, upon the giving of such notice, Ostex shall remain responsible for purchasing all Plastic Parts and Electronic Parts, if any, then reflected in the first three (3) months of any "rolling forecast" delivered to Metrika prior to Metrika's receipt of the election to terminate.

10.3  Effects of Termination

    The following are the effects of the termination of this Agreement:

  10.3.1  Payments

    Upon termination of this Agreement, each party shall pay to the other all payments that are due and have accrued and are outstanding as of the date of termination.

  10.3.2  Return of Materials

    Within thirty (30) days following termination of this Agreement, each party having possession of or control over any Confidential Information of the other party shall return to such other party all written and otherwise recorded or stored matter containing such Confidential Information, including all original matter and all copies thereof; provided, however, that each party's legal department or outside counsel may retain one copy of the Confidential Information in its confidentially maintained files, solely for the purpose of identifying information to be protected pursuant to any applicable non-disclosure obligation.

  10.3.3  NTx/Digital Response Devices Remaining

    Upon termination of this Agreement, Ostex shall have the right to sell Product then remaining in its possession within a reasonable time after termination hereof.

  10.3.4  Survival of Terms

    Notwithstanding any other provision herein to the contrary, Sections 2.1.4, 2.6, 3.2.5, 3.4, 4.9, 5.2, 5.3, 5.4, 5.5, Article VI, and Article IX of this Agreement shall survive any termination or expiration hereof. The Metrika license to Ostex in Section 4.1 shall survive any termination of this Agreement except pursuant to Section 10.2(b) and Section 10.2(d). Except as set forth herein, all rights, duties and obligations of the parties hereunder shall terminate upon the termination or expiration of this Agreement.

ARTICLE XI—MISCELLANEOUS

11.1  Assignment and Sublicense.

  11.1.1  By Metrika

    Except as specifically permitted by this Agreement, Metrika shall not assign, sublicense, delegate, or in any other manner transfer any of its rights, privileges, obligations or duties under this Agreement to any third party without the prior written consent of Ostex, which consent may be withheld in Ostex's sole and absolute discretion, provided that this provision shall not apply to any merger, consolidation, or sale of substantially all of the assets of Metrika, or any third-party acquisition of a majority of the business interests or voting shares of Metrika, provided that the surviving party shall within a reasonable period following the final closing of such transaction expressly agree in writing to be bound by this Agreement. Any attempt by Metrika to assign, sublicense, delegate or otherwise transfer any right, privilege, obligation or duty under this Agreement other than in accordance with this Section 11.1.1 shall be void and shall, at the option of Ostex, be cause for immediate termination of this Agreement and all licenses granted hereunder.

  11.1.2  By Ostex

    Except as specifically permitted by this Agreement, Ostex shall not assign, sublicense, delegate, or in any other manner transfer any of its rights, privileges, obligations or duties under this Agreement to any third party without the prior written consent of Metrika, which consent may be withheld in Metrika's sole and absolute discretion, provided that this provision shall not apply to any merger, consolidation, or sale of substantially all of the assets of Ostex, or any third-party acquisition of a majority of the business interests or voting shares of Ostex, provided that the surviving party shall within a reasonable period following the final closing of such transaction expressly agree in writing to be bound by this Agreement. Any attempt by Ostex to assign, sublicense, delegate or otherwise transfer any right, privilege, obligation or duty under this Agreement other than in accordance with this Section 11.1.2 shall be void and shall, at the option of Metrika, be cause for immediate termination of this Agreement and all licenses granted hereunder.

11.2  Arbitration.

  11.2.1  Agreement to Settle Disputes by Arbitration

    At the request through notice of either Ostex or Metrika, any controversy or claim arising between the parties and related to or arising out of the construction, interpretation, or enforcement of any term or condition of this Agreement or any transaction hereunder (including the decision to enter into this Agreement), which controversy or claim cannot first be settled amicably between the parties (including without limitation through utilization of optional third-party mediation agreed to by both parties), shall be submitted to arbitration. Such arbitration shall be conducted in Seattle, Washington, if initiated by Metrika, or in San Francisco, California, if initiated by Ostex, and in either case shall be conducted in accordance with the applicable Rules of the American Arbitration Association in effect on the date of such controversy or claim.

  11.2.2  Appointment of Arbitrators

    Within thirty (30) days after the delivery pursuant to Section 11.6 below of a notice of request for arbitration, Metrika and Ostex shall each appoint one independent person as an arbitrator to hear and determine the dispute. The two persons so chosen shall by agreement select a third, impartial arbitrator, which selection shall be final and conclusive upon both parties. Each arbitrator shall be experienced in international and domestic manufacturing and distribution of products similar to the NTx/DRx Device and Licensed DRx Devices. If either party fails to designate its arbitrator within sixty (60) days after the notice of arbitration is received, then the arbitrator designated by the one party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the dispute.

  11.2.3  Arbitrators' Powers.

    The arbitrators shall have all the powers of a State or Federal Court located at the site of the arbitration, including the power to order specific enforcement of this Agreement and to order the production of relevant and non-privileged documents by one party for inspection and duplication by the other party prior to the arbitration hearing; provided, however, that the arbitrators shall be bound by this Agreement with regard to the restriction on consequential, incidental, and punitive damages as set forth in this Agreement.

  11.2.4  Discovery

    The arbitrators prior to the hearing shall grant discovery pursuant to the intendment of the Federal Rules of Civil Procedure, and as the arbitrators determine to be appropriate under the circumstances.

  11.2.5  Protective Order

    In the event of arbitration and at the request of either Ostex or Metrika, in order to protect Confidential Information and any other matter that either party would normally not reveal to third parties, the arbitrators shall enter a protective order in such form as the parties shall stipulate or as the arbitrators shall determine is suitable. Among other things, the protective order shall stipulate that the arbitrators themselves shall receive any information designated by either party as "confidential" solely for purposes of assessing the facts and law for purposes of the arbitration, and shall not otherwise use or disclose such matter. At the request of either party, the protective order shall be entered as an award of the arbitration panel and shall enable either party to obtain the assistance of a court of competent jurisdiction to enter equitable decrees or other relief to enforce the provisions of the order as if it had been entered by that court.

  11.2.6  Effect of Decision

    The decision of the arbitrators shall state the reason for the award and shall be final, binding and conclusive upon the parties. The parties shall comply with such decision in good faith as if it were a final decision of a court of competent jurisdiction. Judgment upon the award shall be entered in any court of competent jurisdiction. Any award made in connection with any arbitration shall be made in U.S. Dollars.

  11.2.7  Rights of Third Parties

    Notwithstanding the agreement to arbitrate any dispute between Ostex and Metrika, in the event that a controversy or claim between Ostex and Metrika involves an adjudication of the rights of a third party, and that third party does not agree to submit to arbitration and would under Rule 19(a) of the Federal Rules of Civil Procedure, if feasible, be joined as an indispensable party, then the dispute shall be brought to, and determined by, a court of the competent jurisdiction.

  11.2.8  Interim Relief

    Upon the application of either party to this Agreement, and whether or not an arbitration, mediation or attempt to settle amicably has yet been initiated, all courts having jurisdiction over one or more of the parties are authorized to: (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (ii) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

11.3  Responsibility for Claims

    In order to distribute between themselves the responsibility for the handling and expense of claims arising out of the manufacture, distribution, sale or use of the NTx/DRx Device, the parties agree as follows:

  11.3.1  Ostex Liability

    With respect to NTx/DRx Devices manufactured during Phase I, Ostex shall defend, indemnify and hold harmless Metrika against any liability or damages from any claims, suits, proceedings, demands, recoveries or expenses ("Claims") to the extent that such Claims arises from or is based upon: (i) defects in the NTx/DRx Device to the extent that such defects are due to the Critical Reagents provided by Ostex or the use of such device to assay for NTx; or (ii) product claims or selling efforts whether written or oral, made or alleged to be made, by Ostex in its advertising, publicity, promotion, or Sale of the NTx/DRx where such product claims or selling efforts were not approved by Metrika; (iii) any breach by Ostex of any of its representations or warranties contained herein; or (iv) any negligent or intentionally wrongful acts or omissions on the part of Ostex or its distributors; provided that Metrika: (a) promptly notifies Ostex in writing of any such Claim which comes to its attention; (b) allows Ostex to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Ostex; and (d) reasonably cooperates with Ostex in the defense of such Claim, subject to Ostex's payment of all expenses associated with such cooperation by Metrika. Metrika shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

  11.3.2  Metrika Liability

    With respect to NTx/DRx Devices manufactured during Phase I, Metrika shall be liable for and shall indemnify and hold Ostex harmless against any liability or damages from any Claims to the extent that such Claims arises from or is based upon: (i) defects in the NTx/DRx Device (other than to the extent that such defects are due to the Critical Reagents or NTx assay); or (ii) any breach by Metrika of any of its representations or warranties contained herein or (iii) any negligent or intentionally wrongful acts or omissions on the part of Metrika or its designated manufacturer(s); provided that Ostex: (a) promptly notifies Metrika in writing of any such Claim which comes to its attention; (b) allows Metrika to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Metrika; and (d) reasonably cooperates with Metrika in the defense of such Claim, subject to Metrika's payment of all expenses associated with such cooperation by Ostex. Ostex shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

11.4  Consequential, Incidental and Punitive Damages

    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES THAT MAY ARISE OUT OF THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF SALES, POTENTIAL SALES, PROFITS OR BUSINESS), REGARDLESS OF WHETHER SUCH OTHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY THAT SUCH DAMAGES MAY OCCUR.

11.5  Notice

    Any notice given in regard to this Agreement shall be given in writing and shall be delivered personally, or shall be sent by first class mail or registered certified mail, postage and charges prepaid, to:

    If to Ostex:

          Ostex International, Inc.

          2203 Airport Way South, Suite 400

          Seattle, WA 98134

          Attention: Thomas A. Bologna
Chairman, President & CEO

    Copy to:

          Perkins Coie LLP

          1201 Third Avenue, 40th Floor

          Seattle, WA 98101

          Attention: James R. Lisbakken

    If to Metrika:

          Metrika, Inc.

          510 Oakmead Parkway

          Sunnyvale, California 94086

          Attention: Michael P. Allen
CEO and Chairman

    Copy to:

          Manatt, Phelps and Phillips, LLP

          3030 Hansen Way, Suite 100

          Palo Alto, California 94304

          Attention: Jerrold F. Petruzzelli

    Any notice so given shall be effective upon the date of actual receipt by the addressee as evidenced by return receipt or other written confirmation. Either party may by advance notice given pursuant to this Section 11.6 designate a substitute address for receipt of future notices.

11.6  Governing Law

    All claims or controversies asserted by Ostex against Metrika shall be construed and enforced in accordance with the laws of California. Any judicial action by Ostex relating to the relationship between the parties pursuant to this Agreement, or Product manufactured, purchased or licensed hereunder (together with any counterclaims asserted by Metrika), shall be brought and tried in the State or Federal Courts located in San Francisco, California. All claims or controversies asserted by Metrika against Ostex shall be construed and enforced in accordance with the laws of the State of Washington. Any judicial action by Metrika relating to the relationship between the parties pursuant to this Agreement, or Product manufactured, purchased or licensed hereunder (together with any counterclaims asserted by Ostex), shall be brought and tried in the State or Federal Courts located in Seattle, Washington. Notwithstanding the foregoing, interpretation and enforcement of the provisions of Section 11.2 shall be governed by and construed in accordance with the Federal Arbitration Act.

11.7  Integration and Termination of Development and Distribution Agreement

    It is the desire and intent of the parties to provide certainty as to their future rights and undertakings herein. The parties in this Agreement have incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the parties and there are no promises, representations, conditions, provisions or terms related thereto other than those contained in this Agreement and (ii) supersedes all previous undertakings, agreements and representation between the parties, written or oral, with respect to the subject matter hereof. No modification of, addition to, or waiver of any provisions of this Agreement shall be binding upon either party hereto unless the same shall be in writing duly executed by a duly authorized representative of both parties hereto. The parties agree that the Development and Distribution Agreement is hereby terminated and superseded in its entirety by this Agreement.

11.8  Modification

    No modification to this Agreement shall be enforceable unless made in writing and signed by an authorized representative of each party.

11.9  Severability

    In the event that any provision of this Agreement is determined to be invalid or unenforceable for any reason, such provision shall be deemed inoperative only to the extent that it violates or conflicts with law or public policy and shall be deemed modified to the extent necessary to conform thereto, and all other provisions hereof shall remain in full force and effect.

11.10  Waiver

    No express or implied waiver by either party of any right or remedy with respect to a default by the other party under any provision of this Agreement shall be deemed, interpreted or construed as a waiver of any right or remedy with respect to any other default under the same or any other provision hereof.

11.11  Successors and Assigns

    This Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns, subject to the restrictions on assignment set forth in Section 11.1.

11.12  Standstill Provision

    During the Term of this Agreement, Metrika shall not make any offer for, and shall not actually acquire any legal or beneficial interest in the common stock or other securities of Ostex without the prior written consent of Ostex' Board of Directors other than with respect to such interests already held by Metrika prior to the date hereof, and Ostex shall not make any offer for, and shall not actually acquire any legal or beneficial interest in the common stock or other securities of Metrika, other than with respect to such interests already held by Ostex prior to the date hereof, without the prior written consent of Metrika's Board of Directors. The parties each agree that any violation of this provision would cause irreparable harm to the other party. The parties each agree that the other party shall be entitled to all equitable remedies available to it to prevent violation of this provision, as well as all other legal remedies, and if successful in any claim, may recover from the violating party all reasonable costs and attorneys fees expended by it in seeking such remedy.

11.13  Independent Contractor

    The relationship of Metrika and Ostex established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participates in a joint or common undertaking, or (iii) allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year last written below.

"OSTEX"
OSTEX INTERNATIONAL, INC.
By:

Name: Thomas A. Bologna Title: Chairman, President, & CEO
"METRIKA"
METRIKA, INC.
By:

Name: Michael P. Allen Title: Chairman & CEO

EXHIBIT A
DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

    "Affiliate" means, with respect to any person or entity, any individual, corporation, company, firm, partnership or other entity controlled by, in control of, or under common control with, such person or entity, where "control" means direct or indirect legal or beneficial ownership of fifty percent (50%) or more of the shares, business interests, or voting securities of another corporation, company, firm, partnership or other entity.

    "Change in Control" means, with respect to either of the parties hereto, (a) any consolidation or merger of the party in which the party is not the continuing or surviving corporation or pursuant to which shares of common stock of the party ("Common Stock") would be converted into the right to receive cash, securities or other property, other than a merger of the party in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the party, (c) the adoption of any plan or proposal for liquidation or dissolution of the party, (d) the acquisition by any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding, for this purpose, the party or any of its majority-owned subsidiaries) of any shares of Common Stock (or securities convertible into Common Stock), if after making such acquisition, such person is the beneficial owner (as such term is defined in Rule 13d-3 promulgated thereunder), directly or indirectly, of 50% or more of the outstanding Common Stock (calculated as provided in paragraph, or (d) of such Rule 13d-3 in the case of rights to acquire common stock).

    "CLIA Waiver" means the receipt of a certificate from either the U.S. Center for Disease Control or the FDA confirming the waived status of the NTx/DRx Device for POC applications pursuant to the Clinical Laboratory Improvement Amendments of 1988 ("CLIA").

    "Competing Product" means*****

    "Confidential Information" means any and all non-public information communicated or disclosed by one party ("Discloser") to the other party ("Recipient"), including, but not limited to, information describing or relating to the Discloser's business and marketing plans and strategies, financial information, or customer information, and any and all information communicated or disclosed by the Discloser to Recipient describing or relating to the Discloser's research and development, Know-How, inventions, trade secrets, technical data, formulae, drawings, designs, software, models, samples, kits, processes, product development data and information, provided, however, that "Confidential Information" shall not be deemed to include information which the Recipient can demonstrate by written proof: (i) is now, or hereafter becomes, through no fault on the part of the Recipient, generally known or available; (ii) is known by the Recipient at the time of receiving such information; (iii) is furnished generally to others by Discloser without restriction on disclosure; (iv) is hereafter furnished to the Recipient by a third party unrelated to Discloser, as a matter of right and without any breach of any duty of non-disclosure; (v) is independently developed by the Recipient without use of or reference to any Confidential Information of Discloser; or (vi) is the subject of express written permission to disclose provided by Discloser. Without limiting the generality of the foregoing, Confidential Information may include information developed by the Discloser during the course of this Agreement.

    "Connective Tissue Markers" means*****

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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    "Critical Reagents" means the set of reagents required by Metrika to be supplied by Ostex during Phase I, for use in the manufacture, quality control, and/or clinical trials of the NTx/DRx Device. As of the Effective Date of this Agreement, such Critical Reagents are limited to: ***** These Critical Reagents may be changed upon mutual agreement of the parties and reasonable notice to scale up to commercial quantities.

    *****

    "Development and Distribution Agreement" means that certain Development and Distribution Agreement dated June 8, 1998, by and between Ostex and Metrika, as amended by that certain Amendment No. 1 dated September 27, 1999.

    "DRx Device" means that certain diagnostic platform developed by Metrika which uses MODM Technology in the DRx configuration (meaning a configuration which uses a 4-channel, dual beam, quantitative optical design) for simultaneous measurement of immunoassays and/or general chemistries in a single-use, fully disposable in vitro diagnostic device. Such device includes an integrated liquid crystal display for display of quantitative, semi-quantitative or qualitative results and a modified serial port interface for communication with an accessory docking station.

    "Electronic Parts" are listed specifically in Exhibit D.

    "Event of Bankruptcy" means, with respect to either of the parties, when (a) such party shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (iii) make a general assignment for the benefit of its creditors, (iv) consent to the appointment of a receiver of itself or of any substantial part of its property, (v) consent to the relief sought in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (vi) take any action in furtherance of any of the aforesaid purposes or (b) a court of competent jurisdiction shall enter an order, decree or order for relief in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, appointing without the consent of such party a receiver of such party or any substantial part of its property, or approving commencement of an involuntary case filed against such party under any applicable law now or hereafter in effect seeking the winding up or liquidation of its affairs, and such order, decree or order for relief shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

    "FDA" means the U.S. Food and Drug Administration or any successor agency thereof.

    "Field of Use" means measurement of Connective Tissue Markers.

    "Licensed DRx Device" means any DRx Device (other than the NTx/DRx Device) manufactured and sold for the Field of Use during the Term.

    "Metrika Know-How" means any method, information, procedure, process, computer program, or other subject matter relating to the DRx Device and MODM Technology which: (a) has been developed or acquired by Metrika, prior to or during the Term (excluding improvements that Metrika is not allowed to share with Ostex due to contractual obligations), and (b) may be of value to Ostex to develop and/or manufacture the DRx Device within the Field of Use.

    "Metrika Patent Rights" means all patents and patent applications in the Territory relating to the DRx Device and the MODM Technology that are owned or controlled by Metrika during the Term.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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    "MODM Technology" means that certain proprietary technology developed by Metrika which integrates digital electronics, micro-optics and dry reagent chemistries and which allows quantitative or qualitative, reflectance-based measurements of immunoassays (such as the measurement of urinary NTx levels) and general chemistries (such as the measurement of urinary creatinine levels) to be measured simultaneously.

    "MOU" means that certain Memorandum of Understanding dated March 10, 2000, by and between Metrika and Ostex

    "Net Profits (Losses)" means, with respect to the Sale of the NTx/DRx Device purchased by Ostex under this Agreement, the excess (deficit) of the Net Sales over the NTx/DRx COGS.

    "Net Sales" means, with respect to the sale of the NTx/DRx Device or other Licensed DRx Device (herein referred to as a "Product"), means (i) the gross revenues earned by Ostex upon the Sale of such Products, computed on an accrual basis of accounting, less (ii) the sum of (A) charges for transportation, handling, insurance, taxes, duties and other governmental and "pass-through" charges to the extent such charges are incurred by Ostex; (B) credits or refunds allowed by Ostex for returned, defective, expired or discounted Products; and (C) amounts written off by Ostex for bad debts related to the sale of such Products (or to the extent not yet written off, allowances for such bad debts, in such reasonable amounts as Ostex may reflect in its financial statements, given its historical experience of collection).

    "NTx" means amino-terminal telopeptides of type I collagen detectable by immunoassay in body fluid samples.

    "NTx/DRx COGS" means the sum of (A) direct material cost (including scrapped and failed lots) incurred by Metrika or Ostex in manufacturing the NTx/DRx Device, at the cost for purchasing the direct materials from suppliers (including applicable taxes and freight charges paid, without mark-up at Metrika's level) less the cost of the Critical Reagents as defined in Section 2.4; (B) direct labor costs from Metrika or Ostex (including labor for failed lots) incurred in manufacturing the NTx/DRx Device at Metrika's Manufacturing Facility; provided, however that when temporary employees assist in manufacturing the NTx/DRx Device, the direct labor cost for such employees shall be based upon the actual hourly labor rate paid for such employees multiplied by the total number of hours worked by such employees on the respective production lots; (C) an allocable share (in amounts to be agreed by Ostex and Metrika in advance) of indirect labor costs (including labor for failed lots) incurred by Metrika to support production of the NTx/DRx Device produced for the production lot. Metrika shall, in respect to indirect labor costs, not pass through all or any portion of such indirect labor costs unless and until it has obtained Ostex's prior written consent as to (i) the method to be used by Metrika in allocating such indirect labor costs between the production of the NTx/DRx Device lots and other unrelated business activities conducted concurrently by Metrika, and (ii) the specific indirect labor costs to be passed-through to Ostex. While it is presently contemplated that Ostex will not incur indirect labor costs attributable to NTx/DRx COGS, the parties agree to discuss a similar allocation of indirect labor costs of Ostex on a case by case basis, should that possibility arise during phase I.

    "NTx/DRx Device" means any DRx Device for measuring NTx in urine.

    "Ostex Know-How" means any method, information, procedure, process, composition of matter, biological material, or other subject matter relating to NTx or the Critical Reagents which: (i) has been developed or acquired by Ostex prior to or during the Term of this Agreement; (ii) may be required by Metrika to develop and manufacture the NTx/DRx Device pursuant to this Agreement; and (iii) Ostex has the right to license to Metrika hereunder.

    "Ostex Patent Rights" means all U.S. patents and patent applications relating to NTx that are owned or controlled by Ostex during the Term.

3

    "Ostex Sale" means, with respect to Ostex, (a) any sale of all or substantially all of the assets of Ostex; (b) any consolidation, merger or other reorganization of Ostex with another party or parties, whether or not Ostex is the continuing or surviving entity; (c) any acquisition by any person, as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of any shares of the Common Stock (or securities convertible into Common Stock), if after making such acquisition, such person is the beneficial owner, directly or indirectly, of 50% or more of the outstanding Common Stock (calculated as provided as in paragraph (d) of such Rule 13d-1 under the Exchange Act in the case of rights to acquire common stock).

    "Phase I" means the period from March 10, 2000, the date of the MOU through the date the first NTx/ DRx Device lot is manufactured by Ostex as contemplated by Section 2.7 of this Agreement.

    "Phase II" means the period commencing upon the expiration of Phase I and ending upon the termination of this Agreement pursuant to Section 10.

    "Plastic Parts" are listed specifically in Exhibit E.

    "QSR" shall mean Quality System Requirements as such term is defined under the laws and regulations promulgated by the FDA.

    "Reagent COGS" means all costs of materials and components (including purchase costs and royalties payable to third parties) and personnel expended on manufacturing and quality control, relating to the Critical Reagents supplied by Ostex to Metrika hereunder, plus a portion of manufacturing overhead (including, but not limited to, inventory costs relating to spoilage, insurance, depreciation, administrative expenses, indirect employee expenses and quality assurance expenses) based on the portion of resources allocated to manufacturing, calculated in accordance with U.S. generally accepted accounting principles, less that portion of such costs attributable to capacity allocated to other products manufactured by Ostex.

    "Sale" shall mean any and all transactions whereby Ostex sells or otherwise transfers or disposes of a NTx/DRx Device or Licensed DRx Device, as the case may be, to (i) any third-party distributor, (ii) any pharmaceutical company, or (iii) any end-user, including without limitation any physician's office or clinical laboratory purchaser, any right of ownership or any other right to possession.

    "Shelf-Life" means, with respect to any product, the time interval from the date of product manufacture to product shelf life expiration.

    "Specifications" means the product specifications to be used by Metrika in manufacturing the NTx/DRx Device, which Specifications are set forth in detail in Exhibit B to this Agreement.

    "Term" means from the Effective Date until the earlier of (i) the expiration of all Metrika Patent Rights or (ii) the earlier termination of this Agreement pursuant to Section 10.2.

    "Territory" means all of the countries of the world.

4

EXHIBIT B
Specifications for the NTx/DRx Device

1.0 *****	Time To Result
2.0 *****	Sample Types
3.0 *****	Sample Storage
4.0 *****	Sample Volume
5.0 *****	Device Orientation
6.0 *****	Calibration
7.0	Stability
7.1 Shelf life *****
7.2 Open package life *****
8.0	Operating Environment
8.1 *****	Temperature
8.2 *****	Humidity
8.3 *****	Ambient Light
8.4	Storage and Shipping Conditions
8.4.1	Storage Condition *****
8.4.2	Shipping Condition *****
9.0	Accuracy (maximum allowable bias from reference) See Exhibit C.
10.0	Precision (total clinical) See Exhibit C.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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11.0	Assay range
11.1 *****	NTx
11.2 *****	Creatinine
12.0	Interfering substances
12.1 *****	NTx
12.2 *****	Creatinine
13.0	Reliability
13.1	Error conditions *****
13.2	Misuse (Product Launch) *****
13.3	Functional Reliability *****

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

EXHIBIT C

Final Release Specification and Testing Criteria

1

PURCHASE SPECIFICATION

Document Control History:

Change Request Number	Revision	Date	Proofed By
ECO 0811	A	1/11/00	C. Smith
New
ECO 0850	B
Include bill of materials section,
Define ranges for panel members,
Revise QC acceptance criteria,
Add Part Number ot Device Pouch Label,
Delete Inventory Record

Document Approval

Quality Assurance	Manufacturing	Development
Sandy Johnstone	Cory Smith	J. D. Clemens
Date: 1/11/00	Date: 1/06/00	Date: 1/06/00

2

1.0
BILL OF MATERIALS FOR A PLANNED BATCH SIZE OF      KITS.

Lot#	Part #	Description			Quantity/kit x	Batch Size
= Quantity Needed
	01001	Osteomark NTx POC Device, Labeled	2 ea

	3015	Box, NTx POC 2/pk	1 ea

	7014	Instructional Insert, NTx POC	1 ea

	5067	Label, Patient Result, NTx POC	0.2 ea (1 sheet	)

	8086	Label, Lot/ Exp Date, NTx POC	1 ea

Initials:
Checked by:
Date:

2.0	STORAGE CONDITIONS
	2.1	This part is under lot control
	2.2	Store at 2-8°C
	2.3	Store in a controlled access inventory location
3.0	HEALTH AND SAFETY INFORMATION
N/A
4.0	REFERENCE DOCUMENTS
4.1	P080 Sampling Plans
5.0	PURCHASE SPECIFICATIONS
5.1	Authorized vendor: Metrika, Inc.
510 Oakmead Parkway Sunnyvale, CA 94086 (408) 524-2255 Fax: (408) 524-2252
5.2	Order Ostex Part Number 9015 Revision B
5.3	Certificate of Conformance must be received with each lot
6.0	RECEIVING INSPECTION
6.1	Date received:
6.2	Ostex receiving number:
6.3	Total number of 2/packs assembled:
6.4	Certificate of Analysis must contain the following information:
	6.4.1	Lot Number of Device (Metrika PN01001).
	6.4.2	Expiration Date for Device.
		6.4.3	*****
		6.4.3.2	*****
Pass [ ] Fail [ ]

3

Initials:
Date:
6.5
The number of boxes as described in P080 Sampling Plans will be inspected at Metrika for presence and conformance of the items listed below. Samples must be pulled randomly, but pull samples from each shipping container received, if possible. Pull randomly throughout the production lot if not sampling from shipping containers.

Accept if:
	6.5.1	Units are packaged in Osteomark NTx POC box with reorder number 9015.
	6.5.2	Boxes are free from obvious physical and moisture damage.
	6.5.3	Each box contains a legible lot number and expiration date label.
	6.5.4	Each box contains:
		6.5.4.1	2 ea Osteomark NTx POC devices with pouch labeling as described in Attachment 1 and each pouch label is legible and has a legible lot number and expiration date imprint, and pouch label lot number and expiration date match those on outside of kit box.
		6.5.4.2	Each device contains a dropper within the pouch.
		6.5.4.3	Each pouch is free from tears or damage.
		6.5.4.4	One package insert (PN 7014) is present in the top shelf of each kit box.
		6.5.4.5	One sheet of patient result labels (Copy on Attachment 2) is present in the top shelf of each kit box.
Number of 2 packs inspected:
Pass [ ] Fail [ ]
Initials:
Date:
6.6	*****
Lot number of devices received:
Same lot number of devices previously received? YES [ ] NO [ ]
If yes, previously received as PN: RN:
Number of devices delivered to QC:
Initials:
Date:
6.6.1	*****

4

Replicate Number	METR 2 (nM BCE/mM creatinine)	METR 3 (nM BCE/mM creatinine)
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
Mean
%CV

    *****

        Accept if:

Pass [  ]  Fail [  ]

    Form completed by:                 Date:

  6.7
  Ship ten boxes to Ostex for retention samples unless devices have been previously retained as PN 9013. If devices have been retained as PN 9013, retain two boxes. Label with part number, receiving number, initials and date. Record activity in retention log book.

Initials:

Date:

  6.8
  Comments:

    Reviewed by:              Date:

    Packages are Approved:               Rejected:              NCR#

    Total packages released to inventory:

    Released to Finished Goods Inventory by:

                                                                     Date:

    Quality Assurance

5

ATTACHMENT 1

Pouch Label for NTx Point of Care Device

Osteomark® NTx
Point-of-Care Device

    For the measurement of cross-linked N-telopeptides of type I collagen (NTx) corrected for creatinine in human urine.

    Caution:  For In Vitro diagnostic use only

    Contents:  1 Test unit with disposable pipet

    Storage:  Store at 2-8°C

    PART NO: 01001

    LOT NO:

  EXP:

Made for:	By:
Ostex International, Inc.	Metrika, Inc.
2203 Airport Way S.	510 Oakmead Parkway
Seattle, WA 98134	Sunnyvale, CA 94086
(PN 90020 REV. D)

Circled items print Red.

    Remaining text is 100% Black on white background.

    Back of pouch is unprinted.

1

ATTACHMENT 2

            Copy for PN 5067

[Attatchment Graphic]

     Circled items print PMS 485 Red,
Remaining items print black.

1

ATTACHMENT 3
*****

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1

EXHIBIT D
Electronic Parts

    Metrika Part #

    80037 *****

    Or such other Metrika Part # or revision as mutually agreed by the parties

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT E
Plastic Parts

  Metrika Part #

    *****

    Or such other Metrika Part #'s or revision's as mutually agreed by the parties.

    ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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QuickLinks

MANUFACTURING AND LICENSE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I—DEFINITIONS
ARTICLE II—PHASE I
ARTICLE III—PHASE II
ARTICLE IV—TECHNOLOGY TRANSFERS AND LICENSES
ARTICLE VI—PURCHASE OF CAPITAL EQUIPMENT
ARTICLE VII—REPRESENTATIONS AND WARRANTIES OF OSTEX
ARTICLE VIII—REPRESENTATIONS AND WARRANTIES OF METRIKA
ARTICLE IX—DEFENSE OF THIRD-PARTY CLAIMS
ARTICLE X—TERM AND TERMINATION
ARTICLE XI—MISCELLANEOUS
EXHIBIT A DEFINITIONS
EXHIBIT B Specifications for the NTx/DRx Device
EXHIBIT C
Final Release Specification and Testing Criteria
PURCHASE SPECIFICATION
ATTACHMENT 1
Osteomark® NTx Point-of-Care Device
Circled items print Red.
ATTACHMENT 2
[Attatchment Graphic]
ATTACHMENT 3 *****
EXHIBIT D Electronic Parts
EXHIBIT E Plastic Parts